[LETTERHEAD OF ROSENTHAL, PACKMAN & CO., P.A.]

August 15, 2000


Securities and Exchange Commission
450 5th Street NW
Washington, D.C.


Dear Sirs/Madams:

We are prepared to permit the use of our report relating to the financial statements of Intertech Corporation as of June 30, 2000 and for the period then ended contained therein.

Yours truly,

/s/ Neil S. Packman

Neil S. Packman, C.P.A.
Rosenthal, Packman & Co., P.C.